Exhibit 5.1
1310 Twenty-Fifth Avenue . P.O. Box 130 (39502) . Gulfport, MS 39501-1931 www.balch.com

October 5, 2012
Mississippi Power Company
2992 West Beach Boulevard
Gulfport, Mississippi 39501

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as general counsel to Mississippi Power Company (the “Company”) in connection with the preparation of a Registration Statement on Form S-3, including a preliminary prospectus, filed with the Securities and Exchange Commission (the “Commission”) on August 24, 2012, as amended by Amendment No. 1 to the Registration Statement, filed with the Commission on October 5, 2012 (the “Registration Statement”), for the registration under the Securities Act of 1933, as amended (the “Act”), of certain securities, including (1) Preferred Stock (the “Preferred Stock”) to be issued by the Company and (2) Depositary Preferred Shares (the “Depositary Shares”).  Capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Registration Statement.

In rendering this opinion, we have examined the Registration Statement and such other documents as we have deemed necessary for purposes of this opinion. In such examinations, we have assumed the genuineness of all signatures on all original documents, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

We are of the opinion that, upon compliance with the pertinent provisions of the Act, the Trust Indenture Act of 1939, as amended, and the Federal Power Act, as amended, upon compliance with applicable securities or blue sky laws of various jurisdictions, and upon the adoption of appropriate resolutions by the Board of Directors of the Company or a duly authorized committee thereof, when the Preferred Stock and the Depositary Shares have been issued and sold upon the terms specified in an appropriate order of the Federal Energy Regulatory Commission:

1. Upon the filing in the Office of the Secretary of State of the State of Mississippi of articles of amendment that set forth the name of the corporation, the text of the amendment determining the terms of the Preferred Stock and a statement or resolution that the amendment establishing the Preferred Stock was adopted by the Board of Directors, including the date of adoption, and when certificates for the Preferred Stock have been executed, countersigned and registered in accordance with such resolutions of the Board of Directors and the By-Laws of the Company, the shares of Preferred Stock will be legally issued, fully paid and non-assessable shares of the Company.

2. Upon due authorization, execution and delivery of the Deposit Agreement pursuant to which Depositary Receipts evidencing the Depositary Shares are to be issued, upon the delivery to the Depositary of duly authorized and validly issued Preferred Stock which is represented by the Depositary Shares and upon the Depositary Receipts evidencing the Depositary Shares being duly issued against deposit of the Preferred Stock in accordance with the Deposit Agreement, the Depositary Shares will be valid, binding and legal obligations of the Company, and the Depositary Shares will be legally issued and will entitle the holders to the rights in respect of the Depositary Shares and the Preferred Stock represented thereby specified in such Depositary Receipts and the Deposit Agreement, in each case, except as may be limited or otherwise affected by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded and (ii) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

The attorneys in this firm that are rendering this opinion are members of the State Bar of Mississippi, and we do not express any opinion herein concerning any law other than the law of the State of Mississippi.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements with respect to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.  In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion may not be relied upon, furnished or quoted by you for any other purpose, without our prior written consent.

Very truly yours,

/s/Balch & Bingham LLP